Exhibit 99.1

 Courier Sets Sales, Earnings Records; Strong Third Quarter Includes Publishing
                                  Acquisition

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--July 13, 2006--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the quarter ended June 24, 2006, the third quarter of its 2006 fiscal year. Helped by strong sales in both of its operating segments and the effects of a publishing acquisition in April, Courier reported record revenues of $70.4 million for the quarter, up 20% from last year's record third-quarter sales of $58.8 million. Net income was $6.1 million or $.48 per diluted share, also a new record for the quarter and an increase of 9% over prior-year results of $5.5 million or $.44 per diluted share.
    For the first nine months of Courier's 2006 fiscal year, net income was $14.9 million, up 13% from the first nine months of fiscal 2005. Net income per diluted share was $1.19, up 12% over prior-year results of $1.06. Nine-month sales for fiscal 2006 were $185.6 million, up 14% from $163.5 million in fiscal 2005.
    Third-quarter and nine-month results include Moore Langen, an Indiana-based printer specializing in educational book covers, acquired by the company last October. They also include results from Creative Homeowner, a New Jersey-based publisher, since its acquisition by Courier on April 28th. These two acquisitions contributed sales of $7 million in the third quarter and $10 million through nine months, and were modestly accretive to earnings for both periods. As previously announced, net income and income per share figures also reflect Courier's adoption earlier this year of FAS 123R, a new accounting rule requiring the expensing of stock options. This accounting change reduced third-quarter net income by approximately $200,000 in fiscal 2006 and $300,000 in fiscal 2005. For the first nine months of fiscal 2006, net income was reduced by approximately $600,000 compared to $950,000 last year.
    Both of the company's operating segments reported double-digit increases in sales for the quarter. Book manufacturing revenues were up 14% on continued robust sales in education as well as sales at Moore Langen. Sales in Courier's specialty book publishing segment were up 53%, reflecting the addition of Creative Homeowner as well as strong performances at both Dover Publications and Research & Education Association (REA).
    "It was an exciting quarter across both sides of our business," said Courier Chairman and Chief Executive Officer James F. Conway III. "In specialty publishing, we achieved substantial gains in sales and profits at both Dover and REA while also acquiring Creative Homeowner, a leading nationwide publisher serving fast-growing markets for books on home design, decoration and renovation. Creative Homeowner's strong retail presence in home improvement centers significantly expands our publishing audience and presents a variety of potential synergies both with our other publishing brands and with our book manufacturing operations.
    "In book manufacturing, we grew sales in all of our major markets while continuing to show particular strength in education, with sales of textbooks for elementary and high schools up 30%. We continue to thrive in a very competitive marketplace thanks to our steady combination of outstanding customer service and disciplined, proactive management. We have achieved significant volume gains, although with some pricing tradeoffs. Like others, we have faced dramatic increases in utility costs, but we have worked hard to reduce their impact on margins, improving energy conservation and achieving continued increases in productivity. Despite sizable investments in manufacturing capacity, new technology and our Creative Homeowner and Moore Langen acquisitions, our financial condition remains excellent, leaving us well positioned for further growth. We look forward to a very strong finish to one of the most gratifying years in our 182-year history."

    Four-color textbooks and covers drive higher sales in book manufacturing

    Courier's book manufacturing segment had third-quarter sales of $57.7 million, up 14% from last year's third quarter. Pretax income for the segment rose 4% in the quarter to $8.7 million. Earnings per share increased to $.45 per diluted share, versus $.44 a year ago. Gross profit in the segment rose 3% to $15.6 million, but declined as a percentage of sales to 27.0%, versus 29.7% in last year's third quarter. For the first nine months of the fiscal year, book manufacturing sales were up 12% to $155 million, with pretax income up 7% to $21.2 million. Gross profit through nine months rose 9% to $42 million, and as a percentage of sales was 27.2% versus 28.0% in 2005, with the difference attributable to a combination of pricing pressures, planned expenditures related to the ongoing expansion of Courier's Kendallville, Indiana manufacturing plant, and rising energy costs. Utility cost increases amounted to $400,000 during the third quarter alone and $1.5 million for the year to date, equivalent to $.08 per diluted share for the nine-month period.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 10% in the quarter and 12% year-to-date, with faster growth in four-color elementary and high school textbook sales as recent investments in additional binding capabilities enabled Courier to qualify for a larger portion of the market. Sales to the religious market were up 6% for the quarter and up 1% through nine months, in keeping with long-term trends. Sales to the specialty trade market were up 12% in the quarter, helped by a significant increase in orders from Dover Publications. For the year to date, specialty trade sales were up 9%.
    "Demand for four-color textbooks and our reputation for superior quality and service continued to propel our book manufacturing business to new heights," said Mr. Conway. "Through the first nine months of fiscal 2006, four-color sales are up 30%. With our new capabilities in McCain and Smyth sewing, we have become a full participant in the market for four-color student edition textbooks, the fastest-growing portion of the education market, and we expect to capture a growing share of that business. Strong religious and trade sales rounded out a very healthy revenue picture. Moore Langen, whose sophisticated cover production capabilities have strengthened our position in all these markets, continues to perform well for customers while staying on course to meet or exceed its full-year financial targets. Heading into our fourth quarter, I look forward to the completion of our Kendallville plant expansion and the arrival this fall of our third new Man Roland four-color press. Both events promise to extend our service edge and equip us for even better performance in the future."

    Sales, profits rise at Dover and REA as publishing segment expands

    Courier's specialty publishing segment now includes three businesses: Dover Publications, which publishes thousands of titles spanning a broad range of niche markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, a publisher of home design and decorating books acquired on April 28th for $37 million in cash. Third-quarter sales for the segment were $15.2 million, up 53% from $9.9 million in last year's third quarter, including $4.4 million in Creative Homeowner sales for the eight weeks since its acquisition by Courier. Sales increases of 9% at Dover and 13% at REA also contributed substantially to the segment's growth. Pretax income was $1.1 million, or $.06 per diluted share for the quarter, up 54% from fiscal 2005. Gross profit in the segment rose 51% to $6.7 million in the third quarter, but was down slightly as a percentage of sales at 43.7%, versus 44.5% a year ago, due to costs associated with the Creative Homeowner acquisition. Gross profit percentages were up at both Dover and REA, however, reflecting increased sales and the effects of warehousing and distribution improvements completed last year.
    For the first nine months of fiscal 2006, specialty publishing sales were $36.4 million, up 22% from $29.9 million last year. Nine-month pre-tax income for the segment was $3.3 million, up 26% from $2.6 million in fiscal 2005. Nine-month net income was $.17 per diluted share, up 31% from $.13 per diluted share last year.
    "This was a great quarter for all of our specialty publishing businesses," said Mr. Conway. "Both Dover and REA turned in excellent results, as Dover's new programs for trade retailers were enthusiastically received, and REA continued to post double-digit sales growth enroute to an 18% increase through the first nine months of the year. On top of this performance, we were delighted to welcome Creative Homeowner into our ranks. This highly regarded, well-managed company places us front and center before a large new audience of homeowners, decorators and do-it-yourselfers, with many titles holding #1 or #2 positions in their categories. The integration of Creative Homeowner into our publishing segment is proceeding smoothly, and the business has also lived up to our financial expectations, reaching breakeven within the quarter after allocated interest expense on the purchase price and other acquisition-related costs. All of these developments reaffirm that our publishing lineup is better positioned than ever for long-term growth."

    Outlook

    "Three-quarters of the way through our fiscal year, we are on track to another full year of record results," said Mr. Conway. "At the same time, we are well on our way to even greater accomplishments as we start to reap the full benefit of our unique position as an integrated book manufacturing and publishing company. Our newest acquisition expands our reach in publishing, improves the balance in our portfolio and promises to add a sizable volume of book manufacturing business as existing third-party contracts expire. Meanwhile, our hard work at Dover and REA is paying off with well-designed programs, excellent products and increasingly collaborative relationships with book retailers. And in book manufacturing, our investments are delivering comparable benefits as we add capacity and capabilities to help our publishing customers capitalize on escalating demand for well-produced four-color books.
    "For all these reasons, we continue to expect a strong fourth quarter and record year-end results. Our results will also benefit from the fact that our fourth quarter will contain fourteen weeks as we head to the close of our fiscal year on September 30th. For fiscal 2006 overall, including the effects of a 53-week year and our Moore Langen and Creative Homeowner acquisitions, we expect sales growth of 18% to 20%, leading to total sales of between $269 and $273 million--a record high for Courier. We expect full-year net income per diluted share to be between $1.94 and $2.00, within the range of previous guidance. This range represents an increase of between 16% and 20% from fiscal 2005 earnings of $1.67 per diluted share, and would also set a new company record. As stated earlier, this guidance and prior-year comparison reflect our adoption of new stock option accounting rules under FAS 123R , which are expected to reduce fiscal 2006 earnings by approximately $.06 per diluted share and reduced fiscal year 2005 earnings by $.10 per diluted share."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material and energy costs and availability, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, changes in operating expenses, changes in technology, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.



                         COURIER CORPORATION
            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (In thousands, except per share amounts)

                                 QUARTER ENDED      NINE MONTHS ENDED
                               ------------------  -------------------
                                June 24,  June 25,  June 24,  June 25,
                                  2006     2005       2006      2005
                               --------- --------  --------- ---------

Net sales                       $70,424  $58,758   $185,635  $163,522
Cost of sales                    48,310   39,343    127,115   111,053
                               --------- --------  --------- ---------

  Gross profit                   22,114   19,415     58,520    52,469

Selling and administrative
 expenses                        12,560   10,892     35,363    31,857
Interest expense (income), net      168     (113)       (80)     (182)
                               --------- --------  --------- ---------

    Income before taxes           9,386    8,636     23,237    20,794

Provision for income taxes        3,330    3,087      8,301     7,618
                               --------- --------  --------- ---------

    Net income                   $6,056   $5,549    $14,936   $13,176
                               ========= ========  ========= =========

Net income per diluted share      $0.48    $0.44      $1.19     $1.06
                               ========= ========  ========= =========

Cash dividends paid per share     $0.12    $0.10      $0.36    $0.233
                               ========= ========  ========= =========

Wtd. average diluted shares
 outstanding                     12,607   12,498     12,582    12,475

SEGMENT INFORMATION:

Net sales:
----------
Book Manufacturing              $57,700  $50,586   $155,365  $138,787
Specialty Publishing             15,243    9,936     36,426    29,943
Intersegment sales               (2,519)  (1,764)    (6,156)   (5,208)
                               --------- --------  --------- ---------
    Total                       $70,424  $58,758   $185,635  $163,522

Income before taxes:
--------------------
Book Manufacturing               $8,731   $8,411    $21,232   $19,873
Specialty Publishing              1,120      727      3,269     2,603
Stock based compensation           (359)    (448)    (1,055)   (1,388)
Intersegment profit                (106)     (54)      (209)     (294)
                               --------- --------  --------- ---------
    Total                        $9,386   $8,636    $23,237   $20,794

Net income per diluted share:
-----------------------------
Book Manufacturing                $0.45    $0.44      $1.10     $1.03
Specialty Publishing               0.06     0.04       0.17      0.13
Stock based compensation          (0.02)   (0.03)     (0.06)    (0.09)
Intersegment profit               (0.01)       -      (0.01)    (0.01)
                               --------- --------  --------- ---------
    Total                         $0.48    $0.44      $1.19     $1.06


Prior year shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on May 27, 2005.




                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)


                                         June 24,     September 24,
ASSETS                                     2006           2005
------                                ------------   -------------

Current assets:
 Cash and cash equivalents                 $1,710         $34,038
 Accounts receivable                       41,872          34,207
 Inventories                               29,974          25,451
 Deferred income taxes                      3,167           2,945
 Other current assets                       1,134             962
                                      ------------   -------------
   Total current assets                    77,857          97,603

Property, plant and equipment, net         73,569          59,115
Goodwill and other intangibles             69,090          33,255
Prepublication costs                        8,093           5,399
Other assets                                1,667           1,593
                                      ------------   -------------

   Total assets                          $230,276        $196,965
                                      ============   =============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
 Current maturities of long-term debt         $85             $85
 Accounts payable                          13,449          10,534
 Accrued taxes                              4,768           5,770
 Other current liabilities                 14,818          14,273
                                      ------------   -------------
   Total current liabilities               33,120          30,662

Long-term debt                             17,218             425
Deferred income taxes                       8,203           6,398
Other liabilities                           2,921           3,020
                                      ------------   -------------

   Total liabilities                       61,462          40,505
                                      ------------   -------------

   Total stockholders' equity             168,814         156,460
                                      ------------   -------------

   Total liabilities and stockholders'
    equity                               $230,276        $196,965
                                      ============   =============





                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)


                                                  For the Nine Months
                                                          Ended
                                                  --------------------
                                                   June 24,   June 25,
                                                     2006       2005
                                                  ---------  ---------
Operating Activities:
  Net income                                       $14,936    $13,176
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                   10,857      8,904
    Stock based compensation                         1,055      1,388
    Deferred income taxes                            1,236       (132)
    Changes in working capital                      (4,827)    (4,925)
    Other, net                                        (153)      (112)
                                                  ---------  ---------

Cash provided from operating activities             23,104     18,299
                                                  ---------  ---------

Investment Activities:
   Capital expenditures                            (14,821)    (9,810)
   Business acquisitions, net of cash acquired     (51,164)         -
   Prepublication costs                             (2,737)    (2,183)
                                                  ---------  ---------

Cash used for investment activities                (68,722)   (11,993)
                                                  ---------  ---------

Financing Activities:
   Long-term borrowings (repayments), net           16,793        (62)
   Cash dividends                                   (4,439)    (2,838)
   Proceeds from stock plans                           936      1,182
   Excess tax benefits from stock based
    compensation                                         -        343
                                                  ---------  ---------

Cash provided from (used for) financing
 activities                                         13,290     (1,375)
                                                  ---------  ---------

(Decrease) increase in cash and cash equivalents   (32,328)     4,931

Cash and cash equivalents at the beginning of
 the period                                         34,038     23,965
                                                  ---------  ---------

Cash and cash equivalents at the end of the
 period                                             $1,710    $28,896
                                                  =========  =========

    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Robert P. Story, Jr., 978-251-6000
             Senior Vice President and Chief Financial Officer www.courier.com